UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 27, 2008

LEGEND MEDIA, INC.
(Exact name of Registrant as specified in its Charter)

Nevada	333-138479	87-0602435
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9663 Santa Monica Blvd. #952 Beverly Hills, CA		90210
(Address of Principal Executive Offices)		(Zip Code)

(310) 933-6050
(Registrant’s Telephone Number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)	Appointment of Director.

Effective on April 27, 2008, Mr. Andre Nair was appointed to the board of directors of Legend Media, Inc. (the "Company") to fill a vacancy.

Mr. Nair does not hold any other directorship in any other reporting company. Mr. Nair has not been, nor is he expected to be at this time, appointed to any committee of the board of directors.

There are no arrangements or understandings between Mr. Nair and any other persons pursuant to which Mr. Nair was selected as a director.

There are no transactions, since the beginning of the Company's last fiscal year, or any currently proposed transaction, in which the Company was or is to be a participant and the amount involved exceeds the lesser of $120,000 or one percent of the average of the Company's total assets at year-end for the last three completed fiscal years, and in which any related person had or will have a direct or indirect material interest.

There is no material plan, contract or arrangement (whether or not written) to which Mr. Nair is a party or in which he participates that is entered into or material amendment in connection with the triggering event or any grant or award to Mr. Nair or modification thereto, under any such plan, contract or arrangement in connection with any such event.

Item 8.01    Other Events.

On April 29, 2008, the Company issued a press release announcing the appointment of Mr. Nair to the Company's board of directors. A copy of the press release is furnished as Exhibit 99.1 to this Current Report.

The information contained in this item 8.01 shall not be deemed "filed" for purposes of Section 18 of the Securities Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

Item 9.01    Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit #	Description

99.1	Press release dated April 29, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEGEND MEDIA, INC.
(Registrant)

Date: April 29, 2008	By:	/s/ Jeffrey Dash
Jeffrey Dash, Chief Executive Officer